EX 99.28(p)(25)

Code of Ethics

This Code of Ethics (“Code”) has been adopted by Granahan Investment Management and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

Version History

05/31/2016	Removed Pre-clearance requirement for affiliated funds. Affiliated funds’ transactions and holdings must still be reported.

10/25/2013:	Clarified annual reporting requirements to specify that employees must CERTIFY their list of accounts AND their list of holdings.

Changed initial reporting requirement by access persons to be filed within 10 days of becoming an access person (from 30 days).

9/24/2013:	No changes. Reviewed by Brian Granahan.

6/19/2012:	Integrated Political Contribution policy into Code of Ethics.

2/29/2012:	Reviewed by Brian Granahan. No Changes.

2/8/2011:	Reviewed by Brian Granahan. No changes.

2/22/2010:	Reduces preclearance period for equity trades requiring preclearance to 3 business days.

11/21/2008:	Removes pre-clearance requirement for all securities EXCEPT Client-eligible securities, and securities where GIM is an adviser; Adds specificity to Gifts and Entertainment section particularly with regard to acceptable and unacceptable entertainment; Adds procedures and restrictions for solicitations made by employees to business associates of GIM, on behalf of charities. Adds detail to privacy policy.

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The Code includes a discussion of Policies and Procedures for handling activities in these areas, and Sanctions for failing to apply them with care.

Insider Trading

Personal Trading

Gifts and Entertainment Policy

Outside Business Activities

Charitable contributions

Political Contributions Preclearance

Privacy of Client information

Purpose:    Granahan Investment Management’s reputation for fair and honest dealing with its clients has taken considerable time to build, and this reputation is a direct reflection of the conduct of each employee.

This Code defines the activities that employees of GIM must undertake, or avoid, to properly perform the Fiduciary Duty the company has to its clients.

This Code is intended to comply with the various provisions of the Advisers Act, and requires that all supervised persons comply with the applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

This Code addresses Section 206 of the Advisers Act which requires every adviser to:

-	Adopt Policies and procedures designed to prevent the misuse of material, non-public information by the adviser and its personnel,
-	Adopt Policies and procedures which cover transactions in any reportable securities in which an Access person has a beneficial interest by way of any accounts over which the access person has control, as well as accounts of an access person’s family living with him or her.

Additionally, this Code addresses Section 206 of the Advisers Act which prohibits Granahan Investment Management, its agents, or employees to:

-	Employ any device, scheme or artifice to defraud any client or prospective client, or
-	To engage in fraudulent, deceptive or manipulative practices.
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The Code is designed to ensure that the high ethical standards long maintained by the Firm continue to be applied. The provisions of the Code are not all-inclusive, rather are intended as a guide for employees of Granahan in their conduct.  In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the CCO.  The CCO may grant exceptions to certain provisions contained in the Code, but will only do so in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading shall be resolved in favor of the client even at the expense of the interests of employees.

Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with Granahan Investment Management.

The CCO will periodically report to senior management of Granahan to document compliance with this Code.

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Fiduciary Duty

As an investment adviser, Granahan Investment Management is charged with the duty to act in the best interests of its clients in all its affairs.

This Code defines the activities that employees of GIM must undertake, or avoid, to properly perform this Fiduciary Duty the company has to its clients.

A Fiduciary is defined as:

1) A person … or an organization…, such as an investment manager..., entrusted with the property of another party and in whose best interests the fiduciary is expected to act when holding, investing, or otherwise using that party's property. (Wall Street Words, Houghton Mifflin,2003)

2) A person to whom property or power is entrusted for the benefit of another. (Dictionary.com Unabridged v 1.1)

 As a Fiduciary Granahan Investment Management and its employees, when dealing with clients, are subject to the following specific fiduciary obligations:

•	The duty to have a reasonable, independent basis for the investment advice provided;
•	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
•	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
•	A duty to be loyal to clients.

And Must AVOID

•	Serving his/her own personal interests ahead of the clients’;
•	Taking advantage of his/her position;
•	Any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.
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DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

•	‘Access person’ means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund RIA or its control affiliates manage; or is involved in making securities recommendations to clients that are nonpublic. For the purposes of the Code of Ethics, all Granahan employees, officers, and directors are considered Access Persons.
•	‘Account’ means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.
•	'Affiliated Fund' is a fund for which Granahan Investment Management acts as the investment adviser, sub-adviser, or principal underwriter for the fund.
•	‘Beneficial ownership’ shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.
•	‘Client Account’ is any account under the management of Granahan Investment Management.
•	‘Client-Eligible Securities’ are securities which are held in any account, are being considered for purchase in an account, or are eligible for purchase given its current market cap.
•	‘Public information’ is information that has been disseminated broadly to investors in the marketplace. One must be able to point to some tangible evidence that the information is public such as public filings with the SEC, newspapers, data services, general circulation information etc. Material public information is not made public by select dissemination or by partial disclosures and in such cases will retain its status as non-public information. Information will not be considered public until sufficient time has passed since disclosure to the general public that such information is widely available.
•	'Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Granahan Investment Management or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless Granahan Investment Management or a control affiliate acts as the investment adviser or principal underwriter for the fund.
•	‘Supervised person’ means directors, officers and partners of Granahan Investment Management (or other persons occupying a similar status or performing similar functions); employees of Granahan Investment Management; and any other person who provides advice on behalf of Granahan Investment Management and is subject to its supervision and control.
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Misuse of Material, Non-public Information

Policy Statement

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Granahan Investment Management), while in the possession of material, nonpublic information, nor may any personnel of Granahan Investment Management communicate material, nonpublic information to others in violation of the law.

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Granahan Investment Management to stringent penalties.  Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment.  The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry.  Finally, supervised persons and Granahan Investment Management may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of Granahan Investment Management and their immediate family members.

The law of insider trading is unsettled and continuously developing.  An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance.  Often, a single question can avoid disciplinary action or complex legal problems.  You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.  Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.  No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry.  For this reason, you should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities.  Information about a significant order to purchase or sell securities may, in some contexts, be material.  Prepublication information regarding reports in the financial press also may be material.  For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

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You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Firm’s securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace.  For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Granahan Investment Management (“Client Accounts”), you must determine whether you have access to material, nonpublic information.  If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO.
•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.
•	Do not communicate the information inside or outside the firm, other than to the CCO.
•	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the CCO before taking any action.  This degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts.  The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Granahan Investment Management or other person subject to this Code becomes aware of material, nonpublic information.  This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors.  In such situations, Granahan Investment Management must make a judgment as to its further conduct.  To protect yourself, your clients and the firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target

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company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offer-or, the target company or anyone acting on behalf of either.  Supervised persons of Granahan Investment Management and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists

Although Granahan Investment Management does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The CCO may place certain securities on a “restricted list.”  Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.  Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list.  The CCO shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The CCO may place certain securities on a “watch list.”  Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list.  The list will be disclosed only to the CCO and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

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Personal Trading

General Policy on Personal Trading

Granahan Investment Management has adopted the following principles regarding personal investments by its employees designed to protect our clients, and the firm’s reputation:

•	The interests of client accounts will at all times be placed first;
•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•	Access persons must not take inappropriate advantage of their positions.

These Procedures Apply to…

The following policies and procedures apply to all Access persons at Granahan Investment Management and to all accounts for which he or she is a beneficial owner. That is, all accounts in the name of the Access person, his/her spouse, his/her children under 21, and family members living in the same household regardless of age.

Policy varies according to the Potential for Conflict –

The intent of this Code is to minimize the potential for perceived or actual conflicts of interest between employees, officers, and directors of the firm, and its clients. The rules that govern trading in one's personal investment accounts are therefore most stringent for those transactions which offer the greatest potential for conflict with client accounts.

The Code divides the universe of investments into three (3) categories based on potential for conflict:

Transactions Requiring Preclearance and Reporting- These transactions potentially put the Access person's interest (and the firm’s interests) at odds with GIM clients;

Transactions which must be reported quarterly- These are transactions in securities which offer little potential for conflict with GIM clients, but must be monitored under SEC rules; holdings and transactions in these securities must be reported quarterly to the CCO; and

Non-Reportable Securities- transactions in securities which create virtually no conflict with GIM clients, and therefore are do not require pre-approval or quarterly reporting. Non-affiliated mutual funds, cash and money-market instruments fall in this category.

Access Persons may NOT trade in a security within seven (7) calendar days before and after any client Account trades in that security, without pre-approval from the CCO.

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I.	Preclearance AND Quarterly Reporting Required-

Pre-Clearance Procedures are outlined in a section following the table below.

A.	Transactions in Client-Eligible Securities

These are transactions in an equity security, or its equivalent, which are

-	held in a client portfolio,
-	are being considered for purchase[1] in a client portfolio,
-	or whose market cap (shares outstanding, including all classes, times its price) is LESS THAN $10 billion AND is traded on a major US exchange or market[2].

These transactions present the most risk to the firm’s clients and therefore, the firm’s reputation, and therefore must pass the most stringent of tests to ensure the firm does not place itself at odds with its clients.

B.	Participation in IPOs, Private Placements and Limited Offerings

Access persons must obtain written approval of the CCO prior to acquiring a beneficial ownership in any securities through an Initial Public Offering (IPO), Private Placement, or Limited Offering for his or her account, as defined herein. The CCO must be provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

C.	Interested Transactions Disclosure

No Access person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

-	any direct or indirect beneficial ownership of any securities of such issuer;
-	any contemplated transaction by such person in such securities;
-	any position with such issuer or its affiliates; and
-	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.
II.	Transactions Requiring Quarterly Reporting-

Transactions of this type require quarterly holdings reports, under SEC rules, but do not require pre-clearance.

A.	Equity securities not classified as “Client-Eligible”

1 That is, there is evidence of the intent to acquire or dispose of such security, such as a current order in the OMS, the recent creation of a purchase recommendation sheet (PR sheet), or reasonably recent verbal communication to that effect by a member of the research team.

2 Major exchanges and markets consist of: NYSE, AMEX, NASDAQ (NMS & GS). Stocks that DO NOT trade on these markets do not require pre-clearance.

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Individual equity securities which fall outside of the definition, “client-eligible”, may be traded without pre-clearance. It is the responsibility of the Access person to determine the eligibility of the proposed transaction prior to trading to ensure he/she obtains pre-approval if necessary.

B.	Transactions in Affiliated Funds

Access persons may trade affiliated funds (those for which GIM is an advisor) without pre-clearance. Access persons are required to report transactions made in those funds on a quarterly basis, and access persons must report holdings in those funds annually.

C.	Other Securities

Other security types which are tradable by Access persons without pre-clearance, but which must be reported quarterly are:

-	Preferred stock
-	Corporate Bonds
-	Exchange Traded Funds, and other index/commodity tracking funds
-	Closed-end mutual funds
-	Foreign-traded securities (issues which are NOT traded on a US market or exchange)
D.	Automatic Investment plans

An automatic investment program, which consists of a specific trade, for a fixed trade amount (dollars or shares), in a pre-determined security, on a specific day of the month, quarter, or year, may be approved once initially, so long as there is no action or discretion by the individual for each transaction.

III.	Non-Reportable Securities-

These securities offer little to no risk to the client and therefore do not require any pre-clearance or reporting to the CCO.

These include:

-	Mutual Funds with which GIM is not affiliated
-	US Government issued securities (T-bills, notes, bonds, etc.)
-	CD’s, bank accounts, money-market securities, and other cash equivalents.
-	Municipal bonds
-	“529” Investment Plans (education plans)
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The following table summarizes an Access Person’s Pre-clearance and Reporting Responsibilities for each type of investment.

Access Persons may NOT Trade a Security within seven (7) calendar days before and after a client Account trades in that security, without specific pre-approval from the CCO.

	Pre-clear	Report Quarterly
Pre-approval AND Quarterly Holdings Report required
IPO, Private Placement or Limited Offering	Y	Y
Securities currently held in GIM client account	Y	Y
Securities eligible for purchase into any GIM client account	Y	Y
Quarterly Holdings Report required
Equity Securities NOT eligible for purchase into client accounts	N	Y
Affiliated Fund trades (VEXPX, VEXRX, USCAX, UISCX)	N	Y
ETF (Exchange Traded Funds) or index/commodity basket funds	N	Y
Closed-end mutual funds	N	Y
Corporate bonds	N	Y
Foreign Traded Securities[1]	N	Y
Preferred Stock	N	Y
No reporting required
US Gov’t issued securities (T-bills, notes, bonds, etc)	N	N
Mutual Funds other than those affiliated with GIM	N	N
Money market funds, CD’s, and other short-term cash equivalents	N	N

1 Securities traded primarily on a foreign exchange can be traded without pre-clearance. Foreign “domiciled” securities (headquarters are outside US) traded on US exchanges may be held or under consideration for purchase by client accounts.

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Personal Trading Pre-Clearance and Other Reporting Duties

Initial Reporting Requirement- Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access person had any direct or indirect beneficial interest ownership;
•	The name of any broker, dealer or bank, account name, number and location with whom the Access person maintained an account in which any securities were held for the direct or indirect benefit of the Access person; and
•	The date that the report is submitted by the Access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access person.

Before executing a personal transaction, Access Persons must:

1.	Ensure that (s)he is not using “inside” information, or taking inappropriate advantage of his/her position at the firm, in executing the contemplated transaction. Refer to the section on Insider Trading for details.
2.	Determine whether the contemplated transaction requires pre-clearance by the CCO[1]. If pre-clearance is required, the request must contain:
-	The transaction you are requesting (BUY, SELL, SS, CS, etc),
-	Number of shares, or dollar value of each trade in each account,
-	Name and identifier (symbol or CUSIP) of the security being pre-cleared, and
-	Name or number of Account or Accounts for which the Access person is requesting pre-clearance.

Pre-clearance approval for client eligible EQUITY securities is valid for 3 trading days from the approval date, unless revoked prior to that. Pre-clearance of securities for which GIM is an adviser (i.e. a mutual fund) is valid for 5 trading days.

Each Quarter- Access persons must submit Statements and Transactions, and verify Accounts

1.	Access persons must submit a copy of account statements (or equivalent) for each investment account which holds, or can hold, a reportable security. The statement(s) must be current within 30 days of the end of the quarter, AND include:
-	Positions in reportable securities held as of the statement date,
-	All transactions, if any, in reportable securities made within the quarter.

1 Refer to the definition of Client Eligible Securities to determine if a security is deemed “Client Eligible”.

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A certified list of accounts, holdings, and transactions may be submitted by the access person when statements are not available or timely.

Accounts covered here include: Brokerage Accounts in which the holder can buy individual securities, and any holdings in Affiliated Funds. Non-affiliated mutual fund accounts that are opened directly with the mutual fund company (Vanguard, Fidelity, etc) are generally excluded from reporting.

2.	Access persons must also verify/update the account list to include any accounts which became reportable since the last update.

These requirements will be fulfilled through the proper use of Compliance11, the system used by the Company to track personal transactions and other Code of Ethics disclosures.

Annual Requirement-

Within 30 days of the end of the calendar year, every Access Persons will submit the following items, together with a certification that the submission is accurate as of the period ending December 31:

1)	Listing of all accounts (brokerage, affiliated fund accounts, or other securities accounts) which are open and for which he/she is a beneficial owner. Beneficial ownership includes accounts in one’s name or in the name of any immediate family member (including in-laws) sharing one’s house. It excludes accounts over which the Access Person has no influence or control.
2)	Listing of positions in Reportable Securities held in all beneficial accounts as of the end of the calendar year.

Ongoing Supervisory Review of Personal Securities Transactions

1.	The CCO or a designee will monitor and review all reports required under the Code for compliance with the Firm’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of Access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed Granahan Investment Management.
2.	Any transactions for any accounts of the CCO will be reviewed and approved by the President or other designated supervisory person.
3.	The CCO shall at least annually identify all Access persons who are required to file reports pursuant to the Code and will inform such Access persons of their reporting obligations.

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Outside Business Activities

Board Service by Employees of GIM

No Access person shall serve on the board of directors of any publicly traded company without prior authorization by the firm's CCO or a designated supervisory person based upon a determination that such board service would be consistent with the interest of the Firm’s clients.  Where board service is approved Granahan Investment Management shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

Other Business Relationships

GIM’s compliance policy requires that all employees report promptly to the Compliance Officer, using the form ”Disclosure of Outside Business Activities”, any employment or business relationship outside the scope of their position with GIM for which compensation is received. This includes part-time jobs and other activities if compensated. Further any activity whereby an employee provides investment advice must be disclosed whether or not compensated. Such outside activities include but are not limited to the following: (a) Teaching; (b) Consulting; (c) Business association with an individual not associated with GIM; (d) Professional practices; and (e) Presentations at seminars and conferences.

The Compliance Officer will review this disclosure for potential conflicts of interest and determine whether to approve, restrict or disapprove this activity. Compensation received by an employee for certain types of outside business activities may be required to be paid to GIM. The Compliance officer will notify the individual in writing of disapproval or restrictions on outside business activities.

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Gifts and Entertainment Policies and Procedures

When an employee of Granahan Investment Management accepts something of value from a broker1 such as a gift, an invitation to a show or sporting event, or other benefits, the Company risks having the employee give weight to those gestures when making business decisions. These gestures create a conflict of interest, and may create the appearance of impropriety even if that individual is cautious in his or her decision making process.

Granahan Investment Management has adopted the following policies governing employee’s acceptance of gifts and invitations to entertainment. These are designed to protect the Company’s clients and the Company’s reputation by ensuring that any gifts or other benefits provided to Granahan employees do not factor into business decisions. The governing policies are based in the following fiduciary duties owed to the Company’s clients. They are:

-	The duty to have a reasonable, independent basis for the investment advice provided;
-	The duty to obtain best execution for a client’s transactions;
-	The duty to ensure that investment advice is suitable; and
-	A duty to be loyal to clients.

It is important never to seek special treatment from a broker for one’s personal gain or benefit.

Gifts

Employees shall not accept from brokers gifts which exceed $100 in value.

“Gifts” include any of the following items from any broker with whom GIM does business, with whom GIM is seeking to do business, or from any broker seeking to do business with GIM:

-	money,
-	gifts for you,
-	gifts on your behalf (such as gifts to your spouse or children, or donations to a cause of yours2),
-	benefits,
-	unusual hospitality or,
-	Other items of monetary value.

Should an employee receive a gift which exceeds $100, he or she will notify the CCO who will promptly return the gift to the sender.

Gifts which exceed $20 in estimated value must be reported to the CCO within one week of receipt.

1 “Broker”, for the purposes of the Gifts and Entertainment policy, shall include any vendor which is paid using client funds via commissions. A vendor of a product which is procured using soft dollars or commission sharing funds is considered a “Broker” for the purpose of this policy regardless of whether it is a registered broker-dealer.

2 Refer to the policy on solicitation of donations from business associates of Granahan Investment Management for further details.

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Please include:

-	your name,
-	a description of the item(s) received, with sufficient detail to determine an approximate value,
-	the name and company name of the person who gave the items, and
-	the date it was received.

Entertainment

Entertainment is acceptable provided it meets ALL of these criteria:

-	A representative of the brokerage or a business associate is present at the event. If not, it constitutes a gift and is bound by that policy.
-	The invitation to the event is unprompted. One may not request tickets or make other entertainment related requests to brokers.
-	The total value to you and your guest, of that particular event, is not expected to exceed that of a typical dinner. If it is, it must be pre-cleared prior to attending.
-	The entertainment is not so extensive or frequent as to raise questions of impropriety.
-	Travel or lodging expenses are paid by GIM. If the host inadvertently pays for travel or lodging, promptly notify the CCO.

All employees must obtain pre-approval from the CCO prior to accepting an invitation from a broker where the value to the GIM employee (and his or her guest) is likely to exceed that of a typical business dinner (roughly $100). Examples of events where pre-approval would be expected are:

-	Professional sporting events
-	Greens fees and/or access to an exclusive country club
-	Sold-out concerts or other professional performances
-	Combination of items which, when combined, will likely exceed the threshold for pre-clearance (e.g. dinner on a boat).

If you question whether a gift or entertainment invitation is acceptable under this policy, please consult the Chief Compliance Officer before accepting as he may be able to provide some insight.

Entertainment and Gifts provided by Granahan

Reasonable entertainment by GIM employees of a broker, or other vendor is allowed provided the event has a valid business purpose. If the entertainment provided exceeds $100, it must be reported to the CCO.

All gifts and entertainment provided to clients must be reported to the CCO. Gifts and entertainment exceeding $250 in one year provided to a union or its agent (including pension advisers, in some cases) are reportable to the Department of Labor within 90 days of the Company’s fiscal year end.

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Charitable Contributions

Policy Statement

Granahan Investment Management’s business choices of brokers or other service providers or vendors are not influenced by giving to any particular charity. GIM does not solicit charitable donations from any firm with which it does business. GIM employees are prohibited from requesting anyone to make charitable donations by implying that such donations may affect their standing with GIM. GIM employees may of course be involved with charitable organizations, and a solicitation of support for such an organization coming from the organization itself or as part of a broad solicitation at the request of the charity would not violate this policy so long as there is no implication or appearance that a favorable response would enhance the ability of any firm to do business with GIM.

Submit a copy to the CCO

The CCO must receive a copy of any solicitation sent to any employee at a firm with whom GIM has a business relationship, not later than the time it is first distributed.

Guidelines for requests

This Code does not attempt to define absolutes in terms of language that must be used to comply with this policy, but an appropriate request should have the following characteristics:

-	Is clear that your request is on behalf of the charitable organization and NOT as an employee of Granahan Investment Management;
-	There is no implication of support for the charity by the Company itself;
-	The request serves as the primary means of communication, and is not accompanied by multiple phone calls or follow-up emails relating to the request;
-	The recipients are individuals, not companies with whom Granahan does business;
-	Recipients are NOT chosen based on the business relationship or level of business done with Granahan Investment Management;

Under NO circumstances will an employee:

-	Make promises relating to business done with Granahan in exchange for contributions;
-	Withhold or direct business based on the charitable giving decision by a business associate; or otherwise allow the donation to interfere with services being provided to Granahan Investment Management by a vendor.

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POLITICAL Contributions and Fundraising Activities Policy

Origin/Background:

Effective September 13, 2010 the SEC adopted rules that:

1)	makes it unlawful for an adviser to receive compensation for providing advisory services to a government entity for a two-year period after the adviser or any of its covered associates makes a political contribution to a public official of a government entity or candidate for such office who is or will be in a position to influence the award of advisory business.
2)	Prohibits advisers from paying third parties to solicit government entities for advisory business, unless such third-party is itself a broker-dealer or investment adviser covered by this or other equivalent rule.
3)	Prohibits an adviser or its covered associates from soliciting or coordinating contributions to 1) an official of a government entity where the adviser is providing or seeks to provide advisory services or, 2) a political party in a locality where the adviser is providing or seeking to provide advisory services to a government entity.
4)	Makes it unlawful to do anything indirectly which if done directly would be prohibited by the above rules.
5)	Make the same prohibitions as the above for advisers to pooled investment vehicles where government entities invest or are solicited to invest.

March 14, 2011 is the compliance date for these rules.

Policy Statement

Employees of Granahan Investment Management must obtain Pre-clearance from Compliance before the employee, or a member of their household, makes any political contribution which exceeds $150 to an incumbent or candidate for a federal, state, or local office.

Employees must also obtain pre-clearance from Compliance before participating in any political fundraising activity.

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Privacy

Privacy of Client Information and Records

This section discusses policies and procedures designed to protect the Firm’s clients' privacy.  These include:

•	The prohibition of communicating private, 'inside', information to anyone inside or outside the firm [unless it is for the benefit of the client], or directed by the client;
•	The duty of all employees to refrain from disclosing any non-public client information, even beyond his/her employment period with Granahan Investment Management;
•	The duty to protect this information from misuse by keeping it physically secure from unauthorized access

Confidential Client Information

In the course of investment advisory activities of Granahan Investment Management, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, client financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Granahan Investment Management to clients, and data or analyses derived from such non-public client-specific information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to the Firm’s current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding the Firm’s clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  Granahan Investment Management does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.
•	As required by regulatory authorities or law enforcement officials who have jurisdiction over Granahan Investment Management, or as otherwise required by any applicable law. In the event Granahan Investment Management is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Granahan Investment Management shall disclose only such information, and only in such detail, as is legally required;
•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.
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Employee Responsibilities

All Access persons are prohibited, DURING and AFTER their employment with Granahan Investment Management, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  An access person is permitted to disclose Confidential Client Information only to such other Access persons who need to have access to such information to deliver the Firm’s services to the client.

Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Granahan Investment Management, must return all such documents to Granahan Investment Management.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

Granahan Investment Management enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Access persons who need to know such information to provide the Firm’s services to clients;
•	Any Access person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
•	Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, Granahan Investment Management and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.  'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.

Enforcement and Review of Confidentiality and Privacy Policies

The Firm’s CCO is responsible for reviewing, maintaining and enforcing its confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Exceptions to this policy require the written approval of the firm's CCO.

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Responsibility of Supervised Persons to Understand and Abide by Code

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Duty to Report Violations of the Code

All supervised persons shall promptly report to the CCO or an alternate designee all apparent violations of the Code.  Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code.  When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.  Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

Record Keeping Requirements for Code

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
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•	A record of any violation of the Firm’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Access person which shall be retained for five years after the individual ceases to be a Access person of Granahan Investment Management;
•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, access persons;
•	A record of any decision and reasons supporting such decision to approve a Access persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Further Information

The CCO will review and update this code annually, and as necessary.

Nothing contained in this Code shall be interpreted as relieving any supervised person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy adopted by GIM.

Supervised persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

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